UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                           Commission File Number  333-91334-03

                     BEAR STEARNS ASSET BACKED  SECURITIES  INC
             (Exact name of registrant as specified in its charter)

               245 Park Avenue, New York, NY 10167 (212) 272-4095
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        ABFS Mortgage Loan Trust 2003-1
               Mortgage Pass-Through Certificates, Series 2003-1
            (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     X
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              X

    Approximate  number of holders of record as of the  certification  or notice
date:   15

     Pursuant to the requirements of the Securities Exchange Act of 1934, Bear Stearns Asset Backed Securities, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     JPMorgan Chase Bank in its capacity as Trustee, Collateral Agent and Back-up Servicer under the Pooling and Servicing Agreement on behalf of Bear Stearns Asset Backed Securities, Inc., Registrant


                        By:    /s/ Craig Kantor
                               -------------------------------
                        Name:  Craig Kantor
                        Title: Vice President

                        Date:  February 3, 2004